Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Cogint, Inc. on Form S-8 (No. 333-            ) to be filed on or about April 6, 2018 of our report dated March 9, 2016, on our audit of the consolidated balance sheet of Fluent, Inc. and subsidiaries as of December 8, 2015 and the related consolidated statements of net loss and comprehensive loss, changes in stockholders’ equity and cash flows for the period from January 1, 2015 through December 8, 2015, which report was incorporated by reference in Cogint, Inc.’s Annual Report on Form 10-K filed March 14, 2018.

/s/ EisnerAmper LLP

EISNERAMPER LLP
New York, New York
April 6, 2018